Exhibit 10.4
WATER SALES CONTRACT
     This Contract, dated as of July 1, 2009, is entered into by and between the City and County of San Francisco (“San Francisco”) and California Water Service Company (“Customer”). This agreement covers Customer’s Bear Gulch and Bayshore Service Areas as shown in Exhibits A-1 and A-2.
RECITALS
     San Francisco and the Customer have entered into a Water Supply Agreement (“WSA”), which sets forth the terms and conditions under which San Francisco will continue to furnish water for domestic and other municipal purposes to Customer and to other Wholesale Customers. The WSA contemplates that San Francisco and each individual Wholesale Customer will enter into an individual contract describing the location or locations at which water will be delivered to each customer by the San Francisco Public Utilities Commission (“SFPUC”), the customer’s service area within which water so delivered is to be sold, and other provisions unique to the individual purchaser. This Water Sales Contract is the individual contract contemplated by the WSA.
AGREEMENTS OF THE PARTIES
1. Incorporation of the WSA
     The terms and conditions of the WSA are incorporated into this Contract as if set forth in full herein.
2. Term
     Unless explicitly provided to the contrary in Article 9 of the WSA, the term of this Contract shall be identical to that provided in Section 2.01 of the WSA.

3. Service Area
     Water delivered by San Francisco to the Customer may be used or sold within the service area shown on the maps designated Exhibit A-1 and A-2 attached hereto. Except as provided in Section 3.03 of the WSA, Customer shall not deliver or sell any water provided by San Francisco outside of this area without the prior written consent of the General Manager of the SFPUC. San Francisco consents to deliveries to the customers listed on Exhibits D-1 and D-2.
4. Location and Description of Service Connections
     Sale and delivery of water to Customer will be made through a connection or connections to the SFPUC Regional Water System at the location or locations listed, with the applicable present account number, service location, service size, and meter size shown on Exhibits B-1 and B-2 attached hereto.
5. Interties With Other Systems
     Customer maintains interties with neighboring water systems at the location or locations and with the connection size(s) as shown on Exhibits C-1 and C-2 attached hereto.
6. Billing and Payment
     San Francisco shall compute the amounts of water delivered and bill Customer therefor on a monthly basis. The bill shall show the separate components of the charge (e.g., service, consumption, demand). Customer shall pay the amount due within thirty (30) days after receipt of the bill.
     If Customer disputes the accuracy of any portion of the water bill it shall (a) notify the General Manager of the SFPUC in writing of the specific nature of the dispute and (b) pay the undisputed portion of the bill within thirty (30) days after receipt. Customer shall meet with the General Manager of the SFPUC or a delegate to discuss the disputed portion of the bill.

7. Quantity of Water Delivered
     The total quantity of water delivered by the SFPUC to Customer shall be in accordance with Section 9.02.B of the WSA.
8. Palo Alto Pipeline
     Nothing in this Contract is intended to modify the commitment for service by the SFPUC to Customer from the Palo Alto Pipeline set forth in those certain agreements between the SFPUC and Customer dated April 10, 1939, August 28, 1939, January 2, 1947, and September 22, 1950, respectively, and in that certain letter from J.H. Turner, then General Manager and Chief Engineer of the San Francisco Water Department, to F.L. Dodge, then President of Customer, dated April 12, 1962, attached hereto as Exhibit F.
9. Free and Reduced-Priced Water
     Pursuant to rights heretofore granted to Customer, and in accordance with Section 9.02.F of the WSA, the SFPUC is obligated to deliver to Customer daily in its Bayshore District 300,000 gallons of free water and 75,000 gallons of water at a rate of $0.05 per 1,000 gallons. Such deliveries are currently made to Customer through Account No. 010071-01-7 (Crystal Springs and El Cerrito) in accordance with the procedure set forth in an exchange of correspondence between Customer and San Francisco attached hereto as Exhibit G, including the letter from F.L. Dodge to James H. Turner dated March 28, 1962, the letter from J.H. Turner to F.L. Dodge dated May 18, 1962, and the letter from John E. O’Marie to A.L. Stulp dated May 31, 1962. San Francisco and Customer recognize that daily water deliveries by the SFPUC to Customer’s Bayshore District exceed 375,000 gallons by a substantial amount. A billing allowance for such free and reduced water is currently made and shall continue to be made as follows: (a) the service charge for the equivalent of a four-inch meter shall be subtracted from the total bill; (b) the minimum block quantity rate charge for 300,000 gallons of water for each day of the billing period shall be subtracted from the total bill; (c) the minimum block rate charge less $.05 per 1,000 gallons for 75,000 gallons delivered each day of the billing period shall be subtracted from the total bill; and (d) all demand charges for 375,000 gallons for each day of the billing period shall be subtracted from the total bill. The allowance shall be calculated each billing period before the bill for said account is delivered to Customer. In the event of the adoption of a new tariff schedule by the SFPUC, appropriate calculations made in an equivalent manner shall be allowed on future bills.
10. Payment of Bay Area Water Supply and Conservation Agency (BAWSCA)
     SFPUC will continue to collect the assessments that Customer is required to pay to the Bay Area Water Supply and Conservation Agency (“BAWSCA”) and forward them to BAWSCA. The arrangement will continue as follows:
a. BAWSCA will provide the SFPUC with an official statement of Customer’s membership assessment for the July 1 through June 30 fiscal year, based on its adopted budget and the applicable formulas in Water Code Section 81460.
b. The SFPUC will include 1/12th of the annual assessment as a separate line item in its monthly bills to Customer. The monthly amount will be apportioned among Customer’s districts as follows:
32% to the Bear Gulch District
68% to the Bayshore District reapportioned as follows:
–	San Carlos 12%

–	San Mateo 35%

–	South San Francisco 21%
c. SFPUC will include an administrative charge of 2% of the total monthly BAWSCA assessment and apportioned per No. 2 above.
d. Customer will include the amount of the BAWSCA assessment and administration charge in its payment to SFPUC.

e. SFPUC will forward Customer’s assessment payment to BAWSCA.
f. Commencing in June 2014 and at five year intervals thereafter during the term of the WSA, either party may provide 30 days’ written notice of termination to the other party that it will no longer participate in the process for collection of Customer’s BAWSCA assessment set forth in this paragraph 10.
11. Water Stored in Southern Westside Basin
     Under amendments to the 1984 individual water sales contract for the South San Francisco portion of Customer’s Bayshore service area, Customer has accepted deliveries of supplemental water advanced by the SFPUC as part of a study program to determine whether the Southern Westside Basin can be operated conjunctively with SFPUC surface water supplies. Customer agrees that the balance of all volumes of water placed in underground storage as a result of the delivery of supplemental surface water by the SFPUC for study purposes are carried forward into this contract, and that the proposed Agreement for Groundwater Storage and Recovery from the Southern Portion of the Westside Basin, if finally approved by the SFPUC and Customer, will contain the correct volume of banked water using the same methodology employed under amendments to Customer’s 1984 individual water sales contract. The SFPUC agrees that the extraction of such stored water is conditioned on the successful completion of CEQA review for the conjunctive use program and the installation and operation of proposed program wells.

     IN WITNESS WHEREOF, the parties hereto have executed this Contract, to become effective upon the effectiveness of the WSA, by their duly authorized representatives.

CITY AND COUNTY OF SAN FRANCISCO		CALIFORNIA WATER SERVICE COMPANY
Acting by and through its Public Utilities Commission

By:	/s/ Edward Harrington	By:	/s/ Peter C. Nelson

	Edward Harrington		Name: Peter C. Nelson
	General Manager		Title: President and Chief Executive Officer

Date: June 24, 2009		Date: June 15, 2009

Approved by Commission Resolution No. 09-0069, adopted April 28, 2009

/s/ Michael Housh		By:	/s/ Lynne P. McGhee

Michael Housh			Name: Lynne P. McGhee
Secretary to Commission			Title: Corporate Secretary

Date: June 15, 2009

Approved as to form:

DENNIS J. HERRERA
City Attorney

By:	/s/ Joshua D. Milstein

Joshua D. Milstein Deputy City Attorney